 AMENDMENT 6/29/01 TO ARTS OF INCORP ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION of THE GOLD CHAIN MINING COMPANY a Utah Corporation The undersigned, being a director and duly constituted Secretary of The Gold Chain Mining Company acting pursuant to [paragraph]16-10a-1006 of the Utah Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation. 1. Article V of the Articles of Incorporation is hereby repealed in its entirety and the following Article V is adopted as though it had been part of the original Articles of Incorporation. ARTICLE V The aggregate number of shares which the Corporation shall have the authority to issue is 100,000,000 shares of Common Stock, at a par value of $.001, which together have unlimited voting rights. 2. The foregoing amendment to Article V of the Articles of Incorporation was adopted and ratified at a special meeting of the shareholders held June 29, 2001. On the record date for the meeting, June 29, 2001, 2,632,972 common shares, being all outstanding common shares of the Corporation, were entitled to vote on the matters considered at the meeting. 1,335,524 shares, being a majority of the outstanding common shares of the Corporation entitled to vote, voted in favor of this amendment, which was sufficient for approval of such amendment. Zero shares voted against or abstained from voting on the amendment. The remaining shares were not present at the meeting. No other class of shares was entitled to vote thereon. IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation on the 29th day of June, 2001. / SS / Scott Jackson ___________________________________ Scott Jackson Secretary